Exhibit 99.1

Recro Pharma Appoints Fred Graff as Chief Commercial Officer

MALVERN, PA, February 16, 2016 – Recro Pharma, Inc. (Nasdaq: REPH), a revenue generating specialty pharmaceutical company developing multiple non-opioid therapeutics for the treatment of pain, today announced the appointment of Fred Graff as Chief Commercial Officer.

“We are excited to welcome Fred to Recro Pharma as we look forward to key clinical milestones in our intravenous meloxicam program this year and continuing to build our team for the future,” said Gerri Henwood, Recro Pharma’s President and Chief Executive Officer. “Fred’s leadership and broad experience in building fully integrated high-performance sales organizations and launching new products will be essential as we execute late-stage development of meloxicam and work to become a commercial specialty pharmaceutical company.”

Mr. Graff brings over 20 years of senior commercial leadership experience to Recro Pharma. Mr. Graff began his career at Rhone Poulenc Rorer where he progressed through sales and field management to key headquarters sales support positions, culminating in his role as Director of Sales, US Cardiovascular Division, leading a 500+ person sales force. He spent the next 10 years of his career at Sepracor Pharmaceuticals as Senior Vice President of Sales where he designed and built a fully integrated sales organization which generated over $1 billion in annual sales revenue. He then served at Vanda Pharmaceuticals as Vice President, Sales, followed by Vice President, Commercial Operations at MAP Pharmaceuticals where he was instrumental in developing a joint commercial launch plan between MAP and Allergan that included product pricing, contract strategy, trade strategy, product positioning and messaging and sample policy. Mr. Graff then founded Graff & Associates in 2013, where he provided strategic consultancy services to a variety of life science companies. He holds a BA in Political Science from the University of Arizona.

Inducement Equity Award

In connection with the hiring of Mr. Graff, the Compensation Committee of Recro Pharma’s Board of Directors approved a grant to Mr. Graff of a stock option to purchase 91,000 shares of Recro Pharma’s common stock. The option was granted pursuant to the NASDAQ inducement grant exception as a component of Mr. Graff’s employment compensation, and was granted as an inducement material to his acceptance of employment with Recro Pharma in accordance with NASDAQ Listing Rule 5635(c)(4). The option will have an exercise price equal to the closing price of Recro Pharma’s common stock on February 16, 2016. The option has a ten-year term and vests in equal monthly installments over four years, subject to Mr. Graff’s continued service with Recro Pharma through the applicable vesting dates.

About Recro Pharma, Inc.

Recro Pharma is a revenue generating specialty pharmaceutical company developing multiple non-opioid therapeutics for the treatment of pain. Recro Pharma is currently developing IV meloxicam, a proprietary, long-acting preferential COX-2 inhibitor for treatment of acute postoperative pain, and Dex-IN, a proprietary intranasal formulation of dexmedetomidine, for the treatment of peri-procedural pain. Both compounds have successfully completed Phase II clinical trials. As Recro Pharma’s product candidates are not in the opioid class of drugs, the Company believes its candidates would avoid many of the side effects associated with commonly prescribed opioid therapeutics, such as addiction, constipation and respiratory distress, while maintaining analgesic effect.

Recro Pharma also owns and operates an 87,000 square foot, DEA-licensed facility that manufactures five commercial products and receives manufacturing revenues and royalties associated with the sales of these products.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Such forward looking statements reflect Recro Pharma’s expectations about its future performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to Recro Pharma or its management, are intended to identify such forward-looking statements. These forward looking statements are based on information available to Recro Pharma as of the date of this press release and are subject to a number of risks, uncertainties, and other factors that could cause Recro Pharma’s performance to differ materially from those expressed in, or implied by, these forward looking statements. Recro Pharma assumes no obligation to update any such forward-looking statements. Factors that could cause Recro Pharma’s actual performance to materially differ from those expressed in the forward-looking statements set forth in this press release include, without limitation: results and timing of the clinical trials of injectable meloxicam and Dex-IN; the ability to obtain and maintain regulatory approval of injectable meloxicam and Dex-IN, and the labeling under any such approval; regulatory developments in the United States and foreign countries; the Company’s ability to raise future financing for continued development; the Company’s ability to pay its debt; the performance of third-party suppliers and manufacturers; the Company’s ability to obtain, maintain and successfully enforce adequate patent and other intellectual property protection; and the successful commercialization of injectable meloxicam and Dex-IN. In addition, the forward looking statements in this press release should be considered together with the risks and uncertainties that may affect Recro Pharma’s business and future results included in Recro Pharma’s filings with the Securities and Exchange Commission at www.sec.gov. Recro Pharma assumes no obligation to update any such forward looking statements.

CONTACT:

Argot Partners

Susan Kim

(212) 600-1902

susan@argotpartners.com

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